Exhibit 99

Amendment to Tidewater Inc.’s Corporate Governance Principles

Voting for Directors. In an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and any circumstances known to the Committee to have led to the Majority Withheld Vote. Following that review, the Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether the resignation shall be accepted. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote.

Thereafter, the Board will promptly disclose the material findings of its decision-making process and its decision as to whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If each member or a majority of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

If the number of directors who do not receive a Majority Withheld Vote constitutes less than three directors, then all Directors may participate in the review and decision of whether to accept resignation offers.